CODE OF ETHICS
                  PERMANENT PORTFOLIO FUND FAMILY OF FUNDS,INC.


                              WORLD MONEY MANAGERS
                          625 Second Street, Suite 102
                           Petaluma, California 94952



                         Adopted by World Money Managers
                                February 28, 2000







                        Adopted by the Board of Directors
                    Permanen Portfolio Family of Funds, Inc.
                                  March 4, 2000

                                   SECTION I
                                  INTRODUCTION

This Code of Ethics (the "Code") is an important part of the efforts of the Permanent Portfolio Family of Funds (the "Fund") and its investment advisor, World Money Managers ("World") to prevent fraud resulting from personal trading in securities by their respective personnel.

Rule 17j-1, adopted by the Securities and Exchange Commission (the "Commission") under the Investment Company Act prohibits fraudulent, deceptive or manipulative acts by Fund personnel in connection with their personal transactions in securities held or to be acquired by a Portfolio of the Fund. The Rule also contains requirements that are designed to prevent fraud, including (i) requiring funds and their investment advisers to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts and (ii) requiring certain persons to report their personal securities transactions to the Fund.

Amendments to Rule17j-1, effective October 29, 1999, modify the regulation of personal investment activities in two respects. First, the amendments require that the Fund's board, including a majority of independent directors on the board, approve the Fund's code and the code of any investment adviser or principal underwriter of the Fund. Second, the amendments require initial and annual holdings reports from Access Persons, as well as review of reports on personal trading by compliance personnel. The amendments also require World to review and pre-approve any investment in an Initial Public Offering ("IPO") or a Private Placement by personnel who participate in managing any of the Fund's Portfolios.


                                   SECTION II
                                   DEFINITIONS

For purpose of this Code the following definitions shall apply:

"Access Person" means any director, officer, general partner or Advisory Person of the Fund or of World.

"Advisory Person" means (i) any employee of the Fund or World who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Portfolio of the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or World who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security by a Portfolio of the Fund. A person does not become an Advisory Person merely by the fact that he normally assists in the preparation of public reports, or receives public reports of the Fund, but does not receive information as to current recommendations or trading of the Fund. Neither does a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, make such person an Advisory Person.

"Covered Security" means any security, except: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end mutual funds. The purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security. A commodity, such as gold or silver, held or to be acquired by a Portfolio of the Fund does not fall within the definition of a security.

"Initial Public Offering" ("IPO") means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Personnel" of the Fund or of World means: (i) any employee of the Fund or World who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Portfolio of the Fund; and (ii) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by a Portfolio of the Fund.

"Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6)or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

"Security Held or to be Acquired by the Fund" means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by a Portfolio of the Fund; or (B) is being or has been considered by the Fund or World for purchase by a Portfolio of the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.


                                   SECTION III
                               PROHIBITED CONDUCT

It is unlawful for any Access Person or Advisory Person of the Fund or World, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Portfolio of the Fund:

     (A) To employ any device, scheme or artifice to defraud the Fund;

     (B) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (C) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

     (D) To engage in any manipulative practice with respect to the Fund.

No Access Person or Advisory Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is a Security Held or to be Acquired by a Portfolio of the Fund.

The aforementioned prohibitions shall not apply to:

     (A) Purchases or sales effected in any account over which the Access Person or Advisory Person has no direct or indirect influence or control;

     (B) Purchases or sales of those securities which are not eligible for purchase or sale by a Portfolio of the Fund;

     (C) Purchases or sales which are non-volitional on the part of either the Access Person or Advisory Person of the Fund;

     (D) Purchases which are part of an automatic dividend reinvestment plan; Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such right were acquired; and

     (E) Purchases or sales which receive the prior approval of the Fund's Board of Directors in light of their determination that, under the circumstances, the purchase or sale will not adversely affect a Portfolio of the Fund.

     The Fund may prescribe from time to time such means as may be reasonably necessary to prevent such acts, practices, or courses of business as are of a fraudulent, deceptive or manipulative nature.


                                   SECTION IV
                             INVESTMENT RESTRICTIONS

The investment restrictions described below are either contained in the current Investment Advisory Contract between the Fund and World, or have been adopted by the Fund as operating policies subject to change by the Fund's Board of Directors, and reflected as such in the Prospectus. As set forth in these statements of policy, no access or affiliated person of the Fund or World may engage in the following:

     (A) Purchase from or sell to the Fund or World any property or securities other than shares of the Fund;

     (B) Borrow assets of the Fund;

     (C) Take long or short positions in shares of any Portfolio of the Fund (which prohibition shall not prevent any person from acquiring such shares for investment purposes at the current public offering price); or

     (D) Act for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this does not prohibit (i) his having a financial interest in the Fund or in World; or (ii) the purchase of securities or other assets for the Fund, or the sale of securities or other assets owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an Access Person of the Fund or World, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

                                    SECTION V
                           PRE-APPROVAL OF INVESTMENTS
                         IN IPOS AND PRIVATE PLACEMENTS

Introduction

Most individuals rarely have a chance to invest in IPOs, particularly "hot issue" IPOs, shares of which usually are reserved for institutional investors, or wealthy individual customers with large brokerage accounts. The opportunity for Investment Personnel to purchase IPO shares presents a potential for conflict between the interests of the individual and the Fund. The purchase of IPO shares by Investment Personnel may raise questions as to whether the investment is an undisclosed reward for directing Fund business to the underwriter or issuer, whether the individual is misappropriating an opportunity that should have been offered to the Fund, and whether the individual's future investment decisions for the Fund will be based solely on the best interests of the Fund's shareholders.

Purchases by Investment Personnel of securities in a Private Placement may raise similar conflicts because the opportunity to invest in the Private Placement may be a reward for past business deals. In some cases, the conflict may occur later when the issuer of the privately placed security is considering making a public offering.

To ensure that the potential conflicts associated with these investments can be addressed before they arise, the Code requires that Investment Personnel obtain approval from World before directly or indirectly acquiring any beneficial ownership in securities in an IPO or Private Placement. The Code does not prohibit these investments because it is recognized that there may be situations in which investment in these offerings does not raise the types of conflicts that the Code is designed to address. In some circumstances, an investment opportunity clearly may be available to Investment Personnel for reasons other than the individual's position with the Fund. World therefore could determine that, based on the particular nature of the offering or the particular facts of the purchase, the investment would create no material conflict. In other circumstances, the investment may raise only potential conflicts from which the Fund and its investors can be protected. Because World is in the best position to evaluate whether an investment in an IPO or limited offering creates or may create a conflict of interest, the Code permits World to protect the Fund's shareholders by determining whether to approve the proposed investment.

Pre-Clearance Procedures

After March 1, 2000, Investment Personnel may not directly or indirectly acquire any beneficial interest in securities in an IPO or in a Private Placement without the prior approval of World. In fulfilling its pre-clearance responsibilities, World shall assign appropriate compliance personnel to carefully review each request for approval. Such compliance personnel will use judgment to distinguish between serious conflicts that must be avoided and those less serious conflicts that Fund and World can monitor and manage consistent with the protection of the Fund and its investors.

                                   SECTION VI
                              REPORTING REQUIREMENTS

Registration Statement Disclosures

The Fund has filed a registration statement (the "Registration Statement"), including a prospectus (the "Prospectus") with the SEC under both the 1933 Act and the 1940 Act. The Registration Statement and the Prospectus contain various statements, restrictions and policies relating to the Fund, World and their operations, which in part are also applicable to those persons subject to the Code. Such persons should promptly advise the Fund or World of any changes in the information relating to them in the Registration Statement or the Prospectus as currently in effect.

Holdings Reports
Each Access Person shall make periodic reports to the Fund as set forth below of any transaction in which such Access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in any Covered Security. However, no person shall be required to report any transaction effected for any account for which such person has no direct or indirect influence or control. A Director of the Fund who is not an "interested person" of the Fund, and who would be required to make a report solely by reason of being a Fund director, need not make:

     (A) An Initial Holdings Report or an Annual Holdings Report as described below; or

     (B) A Quarterly Transaction report as described below, unless the Director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

1.   Initial Holdings Report

Each Access Person, other than a disinterested director, shall provide an Initial Holdings Report to the Fund and World listing all securities beneficially owned by the Access Person. In the case of any existing Access Person, such report shall be filed no later than September 1, 2000. In the case of a new Access Person such report shall be filed no later than 10 days after he or she becomes an access person.

The Initial Holdings Report shall contain the following information:

     (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     (B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

     (C) The date that the report is submitted by the Access Person.

2.   Quarterly Transactions Reports

No later than 10 days after the end of a calendar quarter, each Access Person other than a disinterested director subject to the exception described above shall file a Quarterly Transaction Report containing the following information:

     (A) With  respect  to any  transaction  during  the  quarter  in a  Covered
Security in which the Access Person had any direct or indirect beneficial ownership:

          1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3. The price of the Covered Security at which the transaction was effected;

          4. The name of the broker, dealer or bank with or through which the transaction was effected; and

          5. The date that the report is submitted by the Access Person.

     (B) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

          1. The name of the broker, dealer or bank with whom the Access Person established the account;

          2. The date the account was established; and

          3. The date that the report is submitted by the Access Person.

Any such Quarterly Transaction Report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or or indirect beneficial ownership in the security to which the report relates. Each Quarterly Transaction Report filed for the calendar quarter ending March 31, 2000 (due April 10, 2000), and for subsequent quarters must include all information set forth above.

3.   Annual Holdings Report

On or before September 1 of each year, each Access Person, other than a disinterested director shall file an Annual Holdings Report containing the following information (which information must be current as of a date no more than 30 days before the report is submitted):

     (A) The title, number of shares and principal amount of each Covered Security in which the Access Person had any director indirect beneficial ownership;

     (B) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

     (C) The date that the report is submitted by the Access Person.

Review of Reports

The purposes of the Code will be served only if the holdings and transactions reports are reviewed to detect conflicts of interest and abusive practices. Accordingly management of World shall establish procedures to review all securities transaction and holdings reports required by this Code and to report any conflicts of interest, abusive practices or violations of the Code, and any action taken as a result thereof.

                                   SECTION VII
                                 PERIODIC REVIEWS

Board Approval

A majority of the Fund's board, including a majority of its independent directors shall be required to approve the Fund's code and the codes of any investment adviser or principal underwriter to the Fund. In the event the Fund engages another investment advisor or principal underwriter, the Board must approve the code of ethics of such organization upon their engagement. If an investment adviser or principal underwriter makes a material change to its code of ethics, the Board shall have six months in which to approve the material change.

In all cases, the Fund's board must base its approval of a code of ethics, or a material change to a code of ethics, upon a determination that the code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provision of the rule.


Annual Issues and Certification Report

The board's involvement in the personal investment policies applicable to the Fund will not end after the board's initial approval of a code. Continued oversight of the personal investment policies applicable to the Fund is in the interest of its shareholders because it subjects these policies to independent, objective analysis by the "watch dog" for fund shareholders.

Accordingly, the management of the Fund and of World shall annually provide the Fund's board on or prior to September 1 of each year, a written report that: (i) describes issues that arose during the previous year under the Code or applicable procedures under rule 17j-1, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and (ii) certify to the Fund's board that the Fund and World have adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

The Fund's board shall at its third quarterly meeting of each year, examine and consider the report carefully and determine if it is necessary to amend the Code or procedures, or to suggest to World that it consider amending its code or procedures.

                                  SECTION VIII
                           RECORD KEEPING REQUIREMENTS

The Fund and World shall maintain at its principal place of business, records in the manner and to the extent set out in this Section. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

     A A copy of each code of ethics for the Fund or World that is in effect, or at any time within the past five years was in effect, which copy shall be maintained in an easily accessible place;

     B A record of any violation of the Code, and of any action taken as a result of the violation, each which record shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

     C A copy of each report made by an Access Person as required by Section VI, including any information provided in lieu of such reports, each which record shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     D A record of all persons, currently or within the past five years, who are or were required to make reports under Section VI, or who are or were responsible for reviewing these reports, which record shall be maintained in an easily accessible place; and

     E    A copy of each  Annual  Issues and  Certification  report  required by
          Section VII which report shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

In addition World shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section V for at least five years after the end of the fiscal year in which the approval is granted.

                                   SECTION IX
                                   SANCTIONS

Upon discovering a violation of the Code, the Board of Directors of the Fund or the General Partners of World may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. Violations of the prohibitions and restrictions set forth herein, as well as other fraudulent conduct, may also subject such person to the civil and criminal laws and sanctions of federal and state governments.


                                    SECTION X
                                   DISCLOSURES

The Fund shall file with the Commission all codes of ethics applicable to the Fund as an exhibit to its Registration Statement. The Fund shall disclose in its Registration Statement or Statement of Additional Information ("SAI"): (i) that the Fund and its World have adopted the Code, (ii) that the Code permits personnel to invest in securities for their own accounts, and (iii) that the Code is on public file with, and is available from, the Commission.

                                ACCESS PERSONS OF
                     PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.
                                       AND
                               WORLD MONEY MANAGERS


PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

                               BOARD OF DIRECTORS


Disinterested Directors                        Interested Directors
--------------------------------------------------------------------------------
David P. Bergland                              Terry Coxon
Hugh Butler                                    Robert B. Martin, Jr.
Mark Tier                                      Michael J. Cuggino


OFFICERS
Terry Coxon, President
Michael J. Cuggino, Treasurer
Robert B. Martin, Jr., Secretary



WORLD MONEY MANAGERS

General Partners
--------------------------------------------------------------------------------
Terry Coxon
Terry Coxon, Inc. (of which Terry Coxon is the sole shareholder, officer, director and employee)